UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 10, 2009

P. H. Glatfelter Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

96 S. George Street, Suite 500, York, Pennsylvania		17401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	717 225 4711

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On March 21, 2003, P. H. Glatfelter Company (the "Company"), acting through Glatfelter Pulp Wood Company ("GPW"), a wholly-owned subsidiary, sold certain timberlands and received, as consideration for such sale, a $37.9 million 10-year interest-bearing note receivable (the "Sustainable Note") from Sustainable Conservation, Inc.("SCI"), the buyer of the timberlands. This transaction was accounted for as an installment sale. The Sustainable Note is secured by a standby letter of credit having a face value of $37.9 million issued by SunTrust Bank ("SunTrust") for the benefit of GPW (the "Letter of Credit"). The Company, acting through GPW, contributed the Sustainable Note and the Letter of Credit to another of its wholly-owned subsidiaries, GPW Timberlands, LLC ("GPW Timberlands"), which in turn pledged the Sustainable Note and the Letter of Credit as collateral under a $34.0 million term loan agreement, with SunTrust, as lender and administrative agent, dated March 21, 2003 (the "Term Loan Agreement") (collectively, the "Monetization Transaction"). The Company is the guarantor of GPW Timberland’s obligations under the Term Loan Agreement. The loan made pursuant to the Term Loan Agreement, as amended (the "Loan"), was scheduled to mature in March 2013.

As previously reported in the Company’s March 31, 2009 Quarterly Report on Form 10-Q, under terms of the Monetization Transaction, a minimum credit rating must be maintained by SunTrust as the issuer of the Letter of Credit. On April 23, 2009, the long-term obligation rating of SunTrust was downgraded by Moody’s Investors Service to a level that is below the required minimum credit rating level which, if not cured within 60 days of the date of such downgrade, triggers an Event of Default under the Term Loan Agreement.

To avoid the occurrence of an Event of Default associated with the credit downgrade of SunTrust, on June 10, 2009, the Company, GPW, GPW Timberlands, SCI and SunTrust agreed to collapse the Monetization Transaction, the effect of which was: i) the acceleration of the maturity date of the Sustainable Note to June 10, 2009; (ii) satisfaction in full of the $37.9 million Sustainable Note owed to GPW; and iii) the satisfaction in full of the $34 million indebtedness owed by GPW Timberlands to SunTrust under the Term Loan Agreement. As a result, the Company received net proceeds of approximately $3.5 million, after transaction costs.

As a result of the collapse of the Monetization Transaction, the long-term deferred tax liability that the Company recorded in connection with the March 2003 sale of timberlands became currently payable, which will require the Company to make a cash tax payment of approximately $11.0 million on or prior to September 15, 2009. At the time of sale in 2003, the Company had recorded the tax expense related to the gain on the sale of timberlands; accordingly, the acceleration of the long-term deferred tax liability will not impact the Company’s results of operations in the current year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company

June 16, 2009	By:	Thomas G. Jackson

Name: Thomas G. Jackson
Title: Vice President, General Counsel and Secretary